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E-Filed

Colorado Secretary of State
Date and Time: 04/11/2013 10:56 AM
ID Number: 19891001421

Document number: 20131228214
Amount Paid: $25.00

ABOVE SPACE FOR OFFICE USE ONLY

Amended and Restated Articles of Incorporation

filed pursuant to §7-90-301, et seq. and §7-110-107 and §7-90-304.5 of the Colorado Revised Statutes (C.R.S.)

ID number: 19891001421

1. Entity name: STRATEX OIL & GAS HOLDINGS, INC.
(If changing the name of the corporation, indicate name before the name change)

2. New Entity name: (if applicable) ____________

3. Use of Restricted Words *(if any of these terms are contained in an entity name, true name of an entity, trade name or trademark stated in this document, mark the applicable box)*:
   - ☐ "bank" or "trust" or any derivative thereof
   - ☐ "credit union" ☐ "savings and loan"
   - ☐ "insurance", "casualty", "mutual", or "surety"

4. If the corporation's period of duration as amended is less than perpetual, state the date on which the period of duration expires: ____________ *(mm/dd/yyyy)*

   or

   If the corporation's period of duration as amended is perpetual, mark this box: ☑

5. The amended and restated constituent filed document is attached.

6. If the amendment provides for an exchange, reclassification or cancellation of issued shares, the attachment states the provisions for implementing the amendment.

7. *(Optional)* Delayed effective date: ____________ *(mm/dd/yyyy)*

Notice:
Causing this document to be delivered to the secretary of state for filing shall constitute the affirmation or acknowledgment of each individual causing such delivery, under penalties of perjury, that the document is the individual's act and deed, or that the individual in good faith believes the document is the act and deed of the person on whose behalf the individual is causing the document to be delivered for filing, taken in conformity with the requirements of part 3 of article 90 of title 7, C.R.S., the constituent documents, and the organic statutes, and that the individual in good faith believes the facts stated in the document are true and the document complies with the requirements of that Part, the constituent documents, and the organic statutes.

This perjury notice applies to each individual who causes this document to be delivered to the secretary of state, whether or not such individual is named in the document as one who has caused it to be delivered.

8. Name(s) and address(es) of the individual(s) causing the document to be delivered for filing:

Eaton	Gary		
(Last)	*(First)*	*(Middle)*	*(Suffix)*

2 Grand Central Tower
(Street name and number or Post Office Box information)
140 East 45th St, 19th Fl

New York	NY	10017
(City)	*(State)*	*(Postal/Zip Code)*

	United States
(Province – if applicable)	*(Country – if not US)*

(The document need not state the true name and address of more than one individual. However, if you wish to state the name and address of any additional individuals causing the document to be delivered for filing, mark this box ☐ and include an attachment stating the name and address of such individuals.)

Disclaimer:
This form, and any related instructions, are not intended to provide legal, business or tax advice, and are offered as a public service without representation or warranty. While this form is believed to satisfy minimum legal requirements as of its revision date, compliance with applicable law, as the same may be amended from time to time, remains the responsibility of the user of this form. Questions should be addressed to the user's attorney.

AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF

STRATEX OIL & GAS HOLDINGS, INC.

ARTICLE I: The name of the corporation is Stratex Oil & Gas Holdings, Inc. (the "Corporation")

ARTICLE II: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized and to exercise powers granted under the Business Corporation Act of the State of Colorado (the "BCA"), provided that the Corporation shall not engage in any act or activity requiring the consent or approval of any state official, department, board, agency, or other body without such consent or approval first being obtained.

ARTICLE III: The principal address of the Corporations office is 30 Echo Lake Road, Watertown, CT 06795.

ARTICLE IV:

(A) Authorized Capitalization. The total number of shares of capital stock which the Corporation shall have the authority to issue is 750,000,000 shares of common stock ("Common Stock"), par value $0.01 per share, and 400 shares of preferred stock ("Preferred Stock"), par value $0.0001 per share.

(B) Common Stock. Each outstanding share of Common Stock shall be entitled to one vote and each fractional share of Common Stock shall be entitled to a corresponding fractional vote on each matter submitted to a vote of stockholders. A majority of the shares of Common Stock entitled to vote, represented in person or by proxy, shall constitute a quorum at a meeting of stockholders. Except as otherwise provided by these Amended and Restated Articles of Incorporation or the Colorado Corporations Code, if a quorum is present, the affirmative vote of a majority of the shares represented at the meeting and entitled to vote on the subject matter shall be the act of the stockholders. When, with respect to any action to be taken by stockholders of this Corporation, the laws of Colorado require the vote or concurrence of the holders of two-thirds of the outstanding shares, of the shares entitled to vote thereon, or of any class or series, such action may be taken by the vote or concurrence of a majority of such shares or class or series thereof. Cumulative voting shall not be allowed in the election of directors of this Corporation.

(1) Dividends. Dividends in cash, property or shares of the Corporation may be paid upon the Common Stock, as and when declared by the Board of Directors, out of funds of the Corporation to the extent and in the manner permitted by law, except that no Common Stock dividend shall be paid for any year unless the holders of Preferred Stock, if any, shall receive the maximum allowable Preferred Stock dividend for such year.

(C) Rights, Preferences and Restrictions of Series A Preferred Stock. In accordance with Article IV(A), the Corporation is authorized to issue a series of Preferred Stock. The

designation of a of such shares of Preferred Stock shall be Series A Preferred Stock, par value $0.01 per share (the "Series A Preferred Stock"). The number of authorized shares constituting the Series A Preferred Stock is 400 shares. The Series A Preferred Stock will have the relative rights and preferences to all other classes and series of the capital stock of the Corporation as set forth in this Article IV(B).

(1) Rank.

(a) Dividends and Other Distributions. The holders of Series A Preferred Stock shall not be entitled to receive dividends.

(b) Liquidation. The Series A Preferred Stock shall have no liquidation rights."

(2) Conversion. The Series A Preferred Stock shall have no conversion rights.

(3) Redemption Rights. The Corporation shall not be obligated nor entitled to redeem any shares of the Series A Preferred Stock.

(4) Voting Rights. Each Series A Preferred Stock shall have one million (1,000,000) times that number of votes on all matters submitted to the stockholders that each share of common stock (rounded to the nearest whole number) is entitled to vote at each meeting of stockholders of the Corporation (and written actions of stockholders in lieu of meetings) with respect to any and all matters presented to the stockholders of the Corporation for their action or consideration. Holders of the Series A Preferred Stock shall vote together with the holders of Common Stock as a single class, except as may otherwise be required under the BCA.

(5) Stockholder Approvals. So long as any shares of Series A Preferred Stock are outstanding, except where the vote or written consent of the holders of a greater number of shares of the Corporation is required by the BCA or this Amended and Restated Articles of Incorporation and in addition to any other vote that may be required by the BCA, without the prior approval of the holders of a majority of the then outstanding shares of Series A Preferred Stock, given in person or by proxy, either in writing or at a special meeting called for that purpose, the Corporation will not:

(a) authorize or issue any equity security having preference over the Series A Preferred Stock; or

(b) amend, alter or repeal any provision of, or add any provision to, the Corporation's Amended and Restated Articles of Incorporation, any Certificate of Designation or Bylaws if such action would adversely alter or change in material respect the rights, preferences or privileges of the holders of Series A Preferred Stock.

ARTICLE V: The number of members of the Board of Directors of the Corporation (the "Board") shall be provided in its By-Laws.

ARTICLE VI: No contract or other transaction between the Corporation and one or more of its directors or any other corporation, firm, association, or entity in which one or more of its directors are directors or officers or are financially interested shall be either void or voidable solely because of such relationship or interest or solely because such directors are present at the meeting of the board of directors or a committee thereof which authorizes, approves, or ratifies such contract or transaction or solely because their votes are counted for such purpose if:

(a) The fact of such relationship or interest is disclosed or known to the Board or committee which authorizes, approves, or ratifies the contract or transaction by a vote or consent sufficient for the purpose without counting the votes or consents of such interested directors; or

(b) The fact of such relationship or interest is disclosed or known to the stockholders entitled to vote and they authorize, approve, or ratify such contract or transaction by vote or written consent; or

(c) The contract or transaction is fair and reasonable to the corporation.

Common or interested directors may be counted in determining the presence of a quorum at a meeting of the Board or a committee thereof which authorizes, approves, or ratifies such contract or transaction.

ARTICLE VII: No director shall be liable to the Corporation or any stockholder for monetary damages for breach of fiduciary duty as a director, except for any matter in respect of which such director (a) shall be liable under C.R.S. Section 7-5-114 or any amendment thereto or successor provision thereto: (b) shall have breached the director's duty of loyalty to the Corporation or its stockholders: (c) shall have not acted in good faith or, in failing to act, shall not have acted in good faith: (d) shall have acted or failed to act in a manner involving intentional misconduct or a knowing violation of law: or (e) shall have derived an improper personal benefit. Neither the amendment nor repeal of this Article, nor the adoption of any provision in the Articles of Incorporation inconsistent with this Article, shall eliminate or reduce the effect of this Article in respect of any matter occurring prior to such amendment, repeal or adoption of an inconsistent provision. This Article shall apply to the full extent now permitted by Colorado law or as may be permitted in the future by changes or enactments in Colorado law, including without limitation C.R.S. Section 7-2-102 and/or C.R.S. Section 7-3-101..

ARTICLE VIII: Bruce H Penrod is designated as the agent of the Corporation upon whom process in any action or proceeding against it may be served, and the address within the State to which the Secretary of State shall mail a copy of process in any action or proceeding against the Corporation that may be served is 5105 DTC Parkway, Suite 325, Greenwood Village, CO 80111, United States.

ARTICLE IX: The initial Bylaws of the Corporation shall be adopted by its board of directors. Subject to repeal or change by action of the stockholders, the power to alter, amend or repeal the

Bylaws or adopt new Bylaws shall be vested in the board of directors. The Bylaws may contain any provisions for the regulation and management of the affairs of the Corporation not inconsistent with law or these Articles of Incorporation.

ARTICLE X: This Amended and Restated Articles of Incorporation was authorized by the vote of the Board followed by the majority written consent of the holders of outstanding shares of capital stock of the Corporation. Upon the filing of this Amended and Restated Articles of Incorporation, the prior Articles of Incorporation of the Corporation and all amendments thereto shall be amended and restated in their entirety.

ARTICLE XI: The name and address of the incorporator is Stephen Funk, 30 Echo Lake Road, Watertown, CT 06795.

Dated: April 10, 2013

Stephen Funk